EXHIBIT 99

GAMING REGULATIONS

Nevada Regulations

Overview of Regulatory Framework:

The manufacture, sale and distribution of gaming machines for use or play in Nevada or for use outside of Nevada are subject to extensive state and local laws, regulations and ordinances of the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various county and municipal regulatory authorities (collectively, the “Nevada gaming authorities”). The laws, regulations and ordinances primarily cover the responsibility, financial stability and character of gaming equipment manufacturers, distributors and operators, as well as persons financially interested in or involved in gaming operations. We currently hold all necessary gaming licenses to manufacture, distribute and operate a slot route or a wide-area progressive system.

The laws, regulations and supervisory procedures of the Nevada gaming authorities are based on public policy and seek to:

➢	prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

➢	establish and maintain responsible accounting practices and procedures;

➢

maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding the assets and revenues, providing reliable record keeping and requiring the filing of periodic reports to the Nevada gaming authorities;

➢	prevent cheating and fraudulent practices;

➢	provide a source of state and local revenues through taxation and licensing fees; and

➢

provide strict regulation of all persons, locations, practices, associations and activities relating to casino operations and the manufacture and distribution of gaming machines and related software and equipment.

Licensing Requirements:

Of Our Security Holders

A holder of our stock or of our issued debt may be required to file an application, be investigated and be subject to a suitability hearing as a beneficial holder if the Nevada Gaming Commission has reason to believe that the holder’s ownership in our securities would be inconsistent with its public policies and those of the State of Nevada. As with any other gaming applicant, the holder will be required to pay all costs associated with any investigation conducted by the Nevada gaming authorities.

A security holder will have to abide by the following requirements:

➢	If the holder acquires 5% or more of our securities, report acquisition of beneficial interest in our securities to the Nevada gaming authorities.

➢	If the holder acquires 10% or more of our securities, file a gaming application within 30 days after receiving written notice from the Chairman of the Nevada Gaming Control Board.

If the person holding our voting securities is a corporation, partnership or a trust, and is required to be found suitable, the entity will be required to submit to the Nevada gaming authorities detailed business and financial information, including a list of its beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada gaming authorities may be found unsuitable and may be subject to criminal penalties. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. We are required to render maximum assistance to the Nevada gaming authorities in determining the identity of our beneficial owners.

If an institutional investor holds more than 10%, but not more than 25%, of our voting securities, that investor may apply to the Nevada gaming authorities for a waiver of the finding of suitability if it holds the voting securities for investment purposes only. Under certain circumstances, an institutional investor may be able to hold up to 29% for a limited period of time. To qualify for this waiver, the institutional investor must have acquired the voting securities in the ordinary course of business. In addition, the institutional investor may not hold the securities for the purpose of causing (1) the election of a majority of the members of our board of directors, (2) a change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or (3) any other action which the Nevada gaming authorities would find inconsistent with holding our voting securities for investment purposes only.

Of Our Company:

We are registered with the Nevada Gaming Commission as a publicly traded corporation. We are required to periodically file detailed financial and operating reports to the agency and furnish any other information, which the Nevada gaming authorities may require.

As a registered company, we also adhere to the following restrictions imposed by the Nevada gaming authorities:

➢	Any individual having a material relationship or material involvement with us may be required to be found suitable and individually licensed.

➢

Our officers, directors and key employees must file license applications with the Nevada gaming authorities and may be required to be licensed or found suitable by them. The Company pays all costs of any such investigation.

➢	Each stockholder applicant is required to pay all costs of any investigation.

➢	Changes of an applicant’s position with us must be reported to the Nevada gaming authorities.

➢

We must sever all relationships with an officer, director or key employee that the Nevada gaming authorities have found unsuitable and may be required to terminate the employment of any person that refuses to file a gaming application when requested.

➢	We are required to maintain a current stock ledger in the State of Nevada, which may be examined by the Nevada gaming authorities at any time.

➢

The Nevada gaming authorities have the power to require that our stock certificates bear a legend indicating that the securities are subject to the Nevada Gaming Control Act (although compliance with this requirement has not been requested to date).

➢

We may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if the securities or the proceeds are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for these purposes or for similar transactions. We currently hold an approval to make certain public offerings through March 2013, subject to certain conditions. This shelf approval can be rescinded for good cause and does not mean that for any offering we may make, the Nevada gaming authorities have found, recommended or approved the issued securities or passed on the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

➢	We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a security holder or to have any other relationship with us, we:

➢	pay that unsuitable person any dividend, interest or other distribution on any of our securities;

➢	allow that person to exercise, directly or indirectly, any voting rights conferred through securities held by that person;

➢	pay remuneration in any form to that person;

➢

fail to pursue all lawful efforts to require the unsuitable person to relinquish voting securities including, if necessary, the immediate repurchase of the voting securities for cash at fair market value;

➢	fail to pursue all lawful efforts to terminate our relationship with that person; or

➢	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

➢

If we violate the Nevada gaming authorities’ rules and regulations, our gaming licenses could be limited, conditioned, suspended or revoked and we, and those involved with us, could be fined for each separate violation.

➢

Changes in control whether through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person where control of WMS is obtained, may not occur without the prior approval of the Nevada gaming authorities. Persons seeking to acquire control of us must satisfy the Nevada gaming authorities’ standards prior to assuming control.

Any decision made by the Nevada gaming authorities regarding a person’s suitability or licensing is not subject to judicial review. We believe we have obtained all required licenses and/or approvals necessary to carry on our business in Nevada, including receiving the necessary findings of suitability of our officers, directors and key personnel.

Of Our WMS Gaming Subsidiary

WMS Gaming manufactures, sells and distributes gaming machines in Nevada and for use outside Nevada and in 2004, began to operate a wide-area progressive system in Nevada casinos. WMS Gaming holds the necessary license to conduct this activity in addition to sharing in gaming revenue under our slot route operator’s license, which covers our participation games.

WMS Gaming’s gaming licenses are subject to the following restrictions:

➢	The Nevada gaming authorities have broad discretion in reviewing the conduct of a licensee on a continuing basis.

➢	The officers, directors and key employees of our gaming subsidiary must file license applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by them.

➢	A person may not become a more than 5% stockholder of our licensed gaming subsidiary without first obtaining licenses and approvals from the Nevada gaming authorities.

➢

We are required to report substantially all loans, leases, sales of securities and similar financing transactions of a material nature to the Nevada Gaming Control Board and/or have them approved by the Nevada Gaming Commission.

➢	Our gaming activity licenses are not transferable.

Changes in Control:

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and publicly traded corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory framework to guard against the potentially adverse effects of these business practices upon Nevada’s gaming industry.

Approvals are, in certain circumstances, required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. Nevada’s gaming laws and regulations also require prior approval by the Nevada Gaming Commission if we were to adopt a plan of recapitalization proposed by our board of directors in opposition to a tender offer made directly to our stockholders for the purpose of acquiring control of us.

Gaming Equipment Approvals:

Nevada has its own laboratory within its agency. Before we can sell a new gaming machine in Nevada, it must first be approved by the Nevada agency. The agency conducts rigorous testing of the gaming machine and related equipment, and may require a field trial of the gaming machine and platform before determining that the gaming machines and platform meet the agency’s strict technical standards. Throughout the course of offering our gaming machines and related software in Nevada, the Nevada gaming authorities may require subsequent modifications and subsequent approvals.

Pursuant to legislation passed in the Nevada 2011 Legislature, the Nevada Gaming Commission has adopted regulations that, among other things, authorize the Nevada State Gaming Control Board to utilize independent testing laboratories for the testing of gaming machines and related equipment.

We do not have any control over the length of time that any regulatory agency or independent testing laboratory takes to review our products. However, we work closely with the agency’s staff, or the staff of the independent testing laboratory, as the case may be, to timely respond to inquiries and assist where possible in the process of evaluation, inspection and review of our products.

Taxes and License Fees:

License fees and taxes are imposed by the Nevada gaming authorities and are either payable quarterly, semiannually or annually. The fees and taxes are computed in various ways depending on the type of gaming or activity conducted by our subsidiary and on the cities and counties in which our subsidiary conducts operations. Annual fees are payable to the Nevada State Gaming Control Board for renewal of licenses as a manufacturer, distributor, operator of a slot machine route and operator of an inter-casino linked system. Nevada law also requires that we pay our proportionate share of the gaming taxes from the revenue generated from our participation games placed in Nevada casinos.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with any such person, and who proposes to participate in the conduct of gaming operations outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund to pay the expenses of investigation of the licensee’s participation in foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. As a licensee, we are required to comply with reporting requirements imposed by Nevada law. We are also subject to disciplinary action by the Nevada gaming authorities if we:

➢	knowingly violate any laws of the foreign jurisdiction pertaining to our foreign gaming operations;

➢	fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

➢	engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

➢	employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

Federal Registration

WMS Gaming is required to register annually with the Criminal Division of the United States Department of Justice in connection with the sale, distribution or operation of gaming equipment. The Federal Gambling Devices Act of 1962 (commonly known as the Johnson Act) makes it unlawful, in general, for a person to manufacture, transport or receive gaming machines or components across interstate lines unless that person has first registered with the U.S. Attorney General of the Department of Justice. We also have various record-keeping and equipment-identification requirements imposed by this act. Violation of the Johnson Act may result in seizure and forfeiture of the equipment, as well as other penalties. Our WMS Gaming subsidiary is required to register and renew our registration annually.

Native American Regulation

Numerous Native American tribes have become engaged in or have licensed gaming activities on Native American tribal lands as a means of generating revenue for tribal governments. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, and the Indian Gaming Regulatory Act of 1988, which includes regulation and oversight by the National Indian Gaming Commission and the Secretary of the United States Department of the Interior. Furthermore, gaming on Native American lands may also be subject to the provisions of statutes relating to contracts with Native American tribes, which are also administered by the Secretary of the United States Department of the Interior.

The Indian Gaming Regulatory Act of 1988 requires that the tribe and the host state enter into a written agreement called a tribal-state compact, that specifically authorizes Class III gaming. The compact must be approved by the Secretary of the United States Department of the Interior, with the notice of approval published in the Federal Register. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state and/or the tribe and some impose background check requirements on the officers, directors, principals and shareholders of gaming equipment suppliers. Under the Indian Gaming Regulatory Act of 1988, tribes are required to regulate gaming on their tribal lands under ordinances approved by the National Indian Gaming Commission. These ordinances may impose standards and technical requirements on hardware and software and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors, principals and shareholders.

We have the required licenses to manufacture and distribute our products in the Native American jurisdictions in which we do business and to operate our wide-area progressive systems.

International Regulation

Many foreign jurisdictions permit the importation, sale and/or operation of gaming equipment in casino and non-casino environments. Where importation is permitted, some countries prohibit or restrict the payout feature of the traditional gaming machine or limit the operation of gaming machines to a controlled number of casinos or casino-like locations. Each gaming machine must comply with the individual jurisdiction’s regulations. Some jurisdictions require the licensing of gaming machine operators and manufacturers. We manufacture and supply gaming equipment, as well as license our games and intellectual property to customers in various international markets worldwide. We have the required licenses to manufacture and distribute our products in the foreign jurisdictions in which we do business.